UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
_____________________________________________________________________________________________

Date of Report (Date of earliest event reported): July 31, 2016

IZEA, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-37703	37-1530765
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

480 N. Orlando Avenue, Suite 200 Winter Park, Florida	32789
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (407) 674-6911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR     240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR     240.13e-4(c))

CURRENT REPORT ON FORM 8-K
IZEA, Inc.
July 31, 2016
Item 1.01.    Entry into a Material Definitive Agreement.

Item 2.01.    Completion of Acquisition or Disposition of Assets.

Item 3.02.    Unregistered Sales of Equity Securities.

Effective July 31, 2016, IZEA, Inc. completed its purchase of all of the outstanding shares of capital stock of ZenContent, Inc., pursuant to the terms of a Stock Purchase Agreement, dated as of July 31, 2016, by and among IZEA, ZenContent and the stockholders of ZenContent (the “Stock Purchase Agreement”).
The aggregate consideration at closing for the acquisition of ZenContent consisted of (a) a cash payment of $400,000 and (b) the issuance of 86,207 shares of IZEA common stock valued at $600,000 (using the 30 trading-day volume-weighted average closing price of IZEA's common stock of $6.96 per share as of July 29, 2016). The aggregate consideration also consists of (i) three equal annual installment payments totaling $1,000,000, commencing 12 months following the closing, subject to a customary closing date working capital adjustment, and (ii) contingent performance payments of up to an aggregate of $2,500,000 over the three 12-month periods following the closing, based upon ZenContent achieving certain minimum revenue thresholds. Zen Content revenues exceeded $2.0 million in 2015. ZenContent is required to meet minimum revenues of $2.5 million, $3.5 million and $4.5 million in the first, second and third, respective 12-month periods following the closing in order to receive any portion of the contingent performance payments. Of these payments, 33% of each such annual installment or contingent performance payment will be in the form of cash and the remainder of such payment will be in the form of either cash or additional shares of IZEA common stock at then average stock prices (determined at IZEA’s option). These payments are also subject to downward adjustment if IZEA's employment of Brianna DeMike, ZenContent’s co-founder and head of Business Operations and Product, is terminated by IZEA for cause or by Ms. DeMike without good reason. In order to comply with NASDAQ Market Rules, in no event will IZEA be obligated to issue such number of shares equal to or more than 19.9% of its outstanding shares of common stock, determined prior to the closing.
Future cash payments and common stock issuances may be withheld to satisfy indemnifiable claims made by IZEA with respect to any misrepresentations or breaches of warranty under the Stock Purchase Agreement by ZenContent or the stockholders of ZenContent within two years after the closing of the acquisition.
Based in Mountain View, California, ZenContent offers a content marketing technology platform that creates high volume original content for businesses. ZenContent services a strong base of Fortune 500 e-commerce customers, amongst others. ZenContent customers have access to its network of more than 5,000 content creators for large-scale asset production. ZenContent’s proprietary tools ingest full product databases, source creators and provide quality assurance for content projects, making product listings friendlier for consumers and more indexable for search. Outside of e-commerce, ZenContent also works with leading online publishers for the production of articles and text updates, including a real-time API that enables production of assets for rapid publishing of news stories and augmentation of consumer content. Online publishers use ZenContent’s technology to quickly respond to questions submitted by website users, as well as to expand the universe of content available to their readers.

The purchase price was determined as a result of arm’s-length negotiations between the parties. The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein in its entirety by reference.

Effective at the closing of the ZenContent acquisition described above, IZEA entered into an employment agreement with Brianna DeMike. The employment agreement extends for a three-year term expiring on July 31, 2019. Pursuant to the employment agreement, Ms. DeMike has agreed to devote all of her business time, attention and ability to discharge her duties as IZEA’s Vice President - Content. The employment agreement contains covenants (a) restricting Ms. DeMike from engaging in any activities competitive with IZEA’s business during the term of the employment agreement and one year thereafter, and (b) prohibiting Ms. DeMike from disclosure of confidential information regarding IZEA at any time.

IZEA had no previous relationship or association with ZenContent. There are presently no significant changes anticipated in the business or product lines of either IZEA or ZenContent.

The securities to be offered in the acquisition have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

IZEA announced the closing of the acquisition transaction in a press release issued on August 2, 2016, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference in its entirety.

Item 9.01.    Financial Statements and Exhibits.
(a)Financial Statements of Businesses Acquired. In accordance with Item 9.01(a), the financial statements of ZenContent, Inc. do not meet the requisite significance levels, as defined under Item 8-04 of Regulation S-X.

(b)Pro Forma Financial Information. In accordance with Item 9.01(b), the pro forma financial information does not meet the requisite significance levels, as defined under Item 8-05 of Regulation S-X.

(c)Exhibits.  The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit No.	Description
2.1	Stock Purchase Agreement, dated as of July 31, 2016, by and among IZEA, Inc., ZenContent, Inc. and the Stockholders of ZenContent, Inc.
99.1	Press release issued by IZEA, Inc. on August 2, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IZEA, INC.

Date: August 2, 2016	By:/s/ Edward H. (Ted) Murphy Edward H. (Ted) Murphy President and Chief Executive Officer